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                                                                  Exhibit (N)(1)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our reports dated March 25, 2005 with respect to the financial statement of John Hancock Life Insurance Company (U.S.A.) (formerly, The Manufacturers Life Insurance Company (U.S.A.)), and our report dated March 18, 2005 with respect to the financial statements of John Hancock Life Insurance Company (U.S.A.) Separate Account A (formerly The Manufacturers Life Insurance Company (U.S.A.) Separate Account A), which are contained in the Registration Statement (Form N-6 No. 333-124150) and related Prospectus of John Hancock Life Insurance Company (U.S.A.) Separate Account A (formerly The Manufacturers Life Insurance Company (U.S.A.) Separate Account A).


/s/ Ernst & Young LLP

Boston, Massachusetts

June 22, 2005